Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS
LICENSED PUBLIC ACCOUNTANTS
TORONTO • MONTREAL

SLF

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Form S-8 Registration Statement of Banyan Corporation (the "Company"), of our report dated April 14, 2008 relating to the consolidated financial statements of the Company as of December 31, 2007, which appear in the Annual Report to Stockholders on Form 10-KSB of Banyan Corporation for the year ended December 31, 2007 and the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

Schwartz Levitsky Feldman llp

Toronto, Ontario, Canada
April 30, 2008

Chartered Accountants
Licensed Public Accountants

1167 Caledonia Road
Toronto, Ontario M6A 2X1
Tel: 416 785 5353
Fax: 416 785 5663